                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 22nd day of September, 1998, by and between CARACO PHARMACEUTICAL LABORATORIES, LTD. (the "Company") and NARENDRA N. BORKAR ("Employee").

                               W I T N E S S E T H

         WHEREAS, the Company desires to employ the Employee as its Chief Executive Officer;

         WHEREAS, the Employee desires to be employed by the Company as its Chief Executive Officer; and

         WHEREAS, the parties hereto are desirous of entering into a formal agreement of employment.

         NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties covenant and agree as follows:

         1. Employment. The Company agrees to appoint the Employee and the Employee agrees to his appointment as Chief Executive Officer of the Company.

         2. Duties. The Employee shall diligently and conscientiously devote on a full-time basis, his best efforts to the discharge of his duties as established from time to time by the Bylaws of the Company, the Board of Directors of the Company (?Board?) and/or otherwise, and shall be under the supervision of the Chairman of the Board. Such duties shall include, but not be limited to, those set forth in Exhibit "A," a copy of which is attached hereto and is herein incorporated by reference.

         3.A. Compensation. The Company shall pay the Employee a salary at a rate of Ten Thousand ($10,000) Dollars per month ($120,000 annually), subject to all applicable withholdings, for services rendered as the Chief Executive Officer. The Employee's base salary shall be reviewed annually, and may be adjusted based upon performance and other relevant factors deemed reasonable by the Company.

           B. Bonus. The Employee shall receive, during the term of his employment by Company, the following bonuses:

                  (a) A cash bonus in the amount of up to twenty-five (25%) percent of his annualized base salary contingent upon the achievement of corporate objectives to be separately documented and to be determined and paid annually, following each year of service, by December 31st of such year.

                  (b) A stock bonus of 50,000 shares of Common Stock of the Company to be issued to Employee as of the date of execution of this Agreement and to be delivered to Employee as soon thereafter as possible. In connection therewith, the Company hereby agrees to pay to Employee his tax liability


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                           arising as a result of this grant at the time such
                           tax is due upon receipt of a written request by the Employee to the Company therefor and proper evidence of the computation of such tax.

           C. Other Benefits. The Employee shall be entitled to participate in any plan or program of employee benefits maintained by the Company as of the date hereof, and which may be hereafter adopted or modified by the Company, which is or shall be available to the Employee as a result of his employment by the Company pursuant to this Agreement, subject to the requirements of such plans or programs. A list of specific benefits to which the Employee shall be entitled is set forth in Exhibit "B", a copy of which is attached hereto and is herein incorporated by reference.

           D. Vacations. The Employee shall be entitled to three (3) weeks paid vacation each year.

           E. Stock Options. Subject to the terms and conditions of the Stock Option Agreement of even date herewith: (i) Employee has been granted the right and option (the "Option") to purchase up to One Hundred Fifty Thousand (150,000) shares of Common Stock of the Company (the "Option Shares") at an option price equal to $______ per share of Common Stock (the fair market value of shares of Common Stock of the Company on the date of execution of this Agreement, which for purposes of this Agreement is the closing price of the Company's Common Stock on the OTC Bulletin Board as of the date of this Agreement or if no sale has occurred on such date, then on the date immediately preceding the date of this Agreement on which a sale has occurred); (ii) Employee may only exercise his Option to purchase Option Shares to the extent that such Option Shares have vested and become exercisable with respect to such Option Shares in accordance with the terms and conditions of the Stock Option Agreement;
                  (iii) unless terminated earlier, the right to exercise any Option shall terminate no later than September 22, 2004; and
                  (iv) the Option Shares shall vest and become exercisable in accordance with the following schedule, if as of each such date, Employee is still employed by the Company:


                                                        CUMULATIVE PERCENTAGE OF
                                                          OPTION SHARES VESTED
                                  DATE                       AND EXERCISABLE
                                  ----                 -------------------------
                           September 22, 1999                      20%
                           September 22, 2000                      40%
                           September 22, 2001                      60%
                           September 22, 2002                      80%
                           September 22, 2003                     100%


         4. Term. Unless terminated earlier in accordance with Section 6 hereof, or renewed pursuant to Section 5 hereof, the term of this Agreement shall commence as of September 22, 1998, and shall continue for a period of five (5) years thereafter.
         5. Renewal. This Agreement shall automatically renew for successive one-year periods at the end of the five (5) year term, subject, however, to ninety (90) days written notice of termination by either party hereto prior to the commencement of any such


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
                  renewal period. The terms and conditions of this Agreement shall apply during any such renewal period.


         6. Termination. Notwithstanding any provision herein to the contrary, during the terms of this Agreement, or during any period following an automatic renewal under Section 5 hereof, the Company's employment of the Employee under this Agreement shall be terminated:

                  (a)      Upon the Employee's death.

                  (b) Upon the Disability (as that term is defined herein) of the Employee. For purposes of this Agreement, the Disability of an Employee shall mean an illness, injury, or physical or mental condition of the Employee occurring for a period of three consecutive months from the commencement of such illness, injury or condition which results in the Employee's inability during such period to perform substantially all of his regular duties to the Company. In the event the Company and the Employee do not agree on whether the Employee suffered a Disability within the meaning of this Section 6, then the issue shall be settled by binding arbitration under the rules and regulations of the American Arbitration Association, and the decision or award of the arbitrator or arbitrators in such arbitration shall be final, conclusive and binding upon the parties thereto and judgment may be entered thereon in any court of competent jurisdiction.

                  (c) By the Company for "just cause" (as that term is defined herein) or without cause. For purposes of this Agreement, "just cause" shall mean dishonesty, or refusal or failure to faithfully or diligently perform the Employee's duties contemplated by this Agreement, including but not limited to the failure by the Employee to adhere to the policies of the Board.

                  (d) By the Employee for "cause" not attributable to the Employee, or without cause. For purposes of this Agreement for "cause" not attributable to Employee shall mean the Company failing to make any payment of base salary to the Employee within thirty (30) days after such payment is due.

                  (e) Employee shall receive the severance compensation described below in full settlement of the termination of his employment with the Company:

                           (i) In the event of the death or Disability of Employee or if the Company terminates the Employee for "just cause", the Employee shall be entitled to the base salary and benefits earned by him prior to the date of death, Disability or termination but not the bonus referenced in Paragraph 3.B.(a);

                           (ii) In the event that the Company terminates the Employee without cause, the Employee would receive a severance package as follows:



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

                                    a.      The Employee shall receive monthly
                                            base salary payments and, as
                                            applicable, the bonus referenced in
                                            Paragraph 3.B.(a) for six (6) months
                                            from the date of termination;

                                    b.      The Company shall continue premium
                                            coverage payments for health and
                                            life insurance for six (6) months
                                            from the date of death, Disability
                                            or termination;

                                    c.      Any stock options that would become
                                            available for exercise at the end of
                                            the year during which such death,
                                            Disability or termination occurred
                                            shall vest;

                           (iii) In the event the Employee terminates this Agreement for cause not attributable to the Employee, the Employee would receive a severance package as follows:

                                    a.      The Employee shall receive monthly
                                            base salary payments and, as
                                            applicable, the bonus referenced in
                                            Paragraph 3.B.(a) for six (6) months
                                            from the date of termination;

                                    b.      The Company shall continue premium
                                            coverage payments for health and
                                            life insurance for six (6) months
                                            from the date of termination;

                                    c.      Any stock options that would become
                                            available for exercise at the end of
                                            the year during which such
                                            termination occurred shall vest.

                           (iv) In the event that the Employee terminates this Agreement without cause, the Employee shall be entitled to the base salary and benefits earned by him prior to the date of termination.



         7. Confidentiality/Non-Competition. Employee agrees that while Employee is employed by the Company and, if Employee is terminated by the Company for just cause or Employee terminates without cause, for the eighteen (18) month period following the date of such termination (the "Non-Compete Period"), Employee shall not, either directly or indirectly (and whether or not for compensation), work for, be employed by, own, manage, operate, control, finance, participate or engage in, or have any interest in, any person, firm, entity, partnership, limited partnership, limited liability company, corporation or business (whether as an employee, owner, sole proprietor, partner, venturer, member, shareholder, officer, director, agent, creditor, consultant or in any capacity which calls for the rendering of personal services, advice, acts of management, operation or control) which engages in any business activity of the Company or any business which is substantially the same as or competitive with the Company's including, but not limited to, the development, manufacture and marketing of generic and private label drugs for the prescription and over-the-counter markets (the "Business") and which is located in the State of Michigan (the location of the Company's headquarters), all counties in the State where Employee works for the Company

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


                  or one of its subsidiaries or anywhere in the United States or Canada in which the Company does Business and wherein Employee worked on behalf of the Company (the "Restricted Territory").

                  Employee further agrees that Employee shall not, directly or indirectly, at any time during the Non-Compete Period:

                  (a) divert or attempt to divert any Business from the Company whether in the Restricted Territory or not;

                  (b) solicit, contact, call upon or attempt to solicit, or provide services to, any of the Company's customers, suppliers or actively sought potential customers or suppliers for the purpose of doing anything within the definition of the Business or any work reasonably related to the Business whether in the Restricted Territory or not; or

                  (c) induce or attempt to induce any person who is an employee or consultant of the Company to leave the employ or consulting relationship with the Company.

                  At all times, Employee shall keep secret and inviolate and shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons or misuse in any way any knowledge or information of a confidential nature, including, without limitation, all trade secrets, tax records, personnel histories, sales information, computer programs, technical data, customer lists and unpublished matters relating to the business, assets, accounts, books, records, customers, operations, personnel and contracts of the Company which Employee may or hereafter come to know as a result of Employee's association with or which is unique to the Company ("Confidential Information"). Employee may disclose Confidential Information if required by any judicial or governmental request, requirement or order; provided that Employee will take reasonable steps to give the Company sufficient prior notice to contest such request, requirement or order.

                  Employee has knowledge of the affairs, trade secrets, customers, potential customers and other proprietary information of the Company and Employee acknowledges and agrees that compliance with the covenants set forth in this Paragraph 7 is necessary for the protection of the Business, goodwill and other proprietary interests of the Company and that any violation of this Paragraph 7 will cause severe and irreparable injury to the Business, goodwill and proprietary interests of the Company, which injury is not adequately compensable by money damages. Accordingly, in the event of a breach (or threatened or attempted breach) of this Paragraph 7, the Company shall, in addition to any other rights and remedies, (i) be entitled to immediate appropriate injunctive relief or a decree of specific performance of this Agreement, without the necessity of showing any irreparable injury or special damages, and (ii) not be obligated to issue any shares subject to the option upon exercise of the option.

                  Employee acknowledges that, due to Employee's education and job skill, Employee's adherence to the terms of this confidentiality/non-competition provision will not deprive Employee of the opportunity to obtain gainful employment with other companies serving different product or geographic markets after the termination of Employee's employment with the Company.


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


         Nothing herein shall be deemed to prevent Employee from holding less than five (5%) percent of the outstanding publicly-traded securities of any person, firm, or corporation.

         If, in any judicial proceeding, a court shall refuse to enforce any of the covenants included herein, then said unenforceable covenant(s) shall be deemed modified so as to become enforceable to the maximum extent permitted, and if such modification is not permitted, then such unenforceable covenants shall be deemed eliminated from these provisions for the purpose of the proceeding to the extent necessary to permit the remaining separate covenants to be enforced. It is the intent and agreement of the Company and Employee that these covenants be given the maximum force, effect and application permissible under law.

         The provisions of this Paragraph 7 shall survive the termination of this Agreement and Employee's employment with the Company.

         8.       Change in Control.

                  (a) In the event (i) the Company merges into or consolidates with another entity, or is subject in any way to a transfer of a substantial amount of its assets, resulting in the assets, business or operations of the Company being controlled by an entity or individual other than the Company (a "Change in Ownership"), or there occurs any "Change in Control" (as defined below) of the Company and
                           (ii) there is a significant change in the nature and scope of the duties and powers of the Employee, or the Employee reasonably determines that, as a result of the occurrence of one or more of the events described in subparagraph 8(a)(i), he is unable to exercise or perform the powers, functions or duties as set forth in this Agreement or the Employee has "good reason" to terminate as that term is defined in subparagraph 8(c), then the Employee shall be entitled, upon giving thirty (30) days advance written notice to the Company, to terminate this Agreement and shall within 90 days after the effective date of such termination, receive a lump sum amount equal to his base salary for six (6) months at the rate in effect on the date such notice is given to the Company. The Employee shall also be entitled to the immediate vesting in any stock option which would have been exercisable at the close of the year during which the Change in Control occurred.



                  (b) A "Change in Control" shall be deemed to have taken place if (i) a third person, (other than Sun Pharmaceutical Industries, Ltd., and/or its affiliates), including a group of affiliated individuals and/or entities, becomes the beneficial owner of shares of the Company having thirty (30%) percent or more of the total number of votes that may be cast for the election of Directors of the Company, or (ii) as a result of, or in connection with any cash tender or exchange offer, merger, consolidation or other business combination, or sale of assets, or any combination, or sale of assets, or any combination of the foregoing events, the persons who are directors of the Company before the occurrence of such event or events cease to constitute more than fifty (50%) percent of the Board of Directors of the Company. Notwithstanding the above, a "Change in Control" shall not include a public secondary offering or a private placement of securities to a group of unaffiliated individuals and/or entities which following such offering own thirty (30%) percent or more of the total number of votes that may be cast for the election of directors of the Company.

                  (c) For purposes of paragraph 8(a)(ii), the Employee shall be deemed to have "good reason" to terminate his employment with the Company pursuant to paragraph 8(a)(ii) if any of the following events occurs without the Employee's express written consent:

                           (i) The assignment to the Employee of any duties materially inconsistent with the Employee's position, duties, responsibilities, and status with the Company immediately prior to the Change in Control or Change in Ownership;

                           (ii)     A material change in the Employee's
                                    reporting responsibilities, titles or
                                    offices as in effect immediately prior the Change in Control or Change of Ownership, or any removal of the Employee from or any failure to re-elect the Employee to such office, unless such removal or failure to elect is for cause;

                           (iii) A reduction in base salary under the Employee's wage and salary program in effect immediately prior to the Change in Control or Change of Ownership;

                           (iv) The Employee is requested to relocate his office to a location more than one hundred
                                    (100) miles from its location immediately prior to the Change in Control or Change in Ownership;

                           (v) In the event the Employee consents to any relocation of his office and such relocation necessitates the Employee moving from his then current residence ("Prior Residence"), the failure by the Company to pay or reimburse the Employee for all reasonable moving expenses incurred with respect to a new residence and to indemnify the Employee against any loss incurred by the Employee in the sale of his prior residence which loss shall be the amount, if any, by which the actual sales price of the Prior Residence is exceeded by the higher of the Employee's aggregate investment in residence or the fair market value of the Prior Residence as established by an independent appraiser designated by the Employee and acceptable to the Company;

                           (vi) Failure of the Company to continue in effect any benefit or compensation plan or arrangement in which the Employee was participating immediately preceding the Change in Control or Change in Ownership, or the taking of any action by the Company not required by law which would adversely affect the Employee's participation in or materially reduce Employee's benefits from such plan.

         9. Waiver. Failure by either party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver by that party of any such


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


                  term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of any such right or power at any other time or times.

         10. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

         11. Nontransferability. Neither the Employee, nor his heirs, assigns or estate shall have the right to assign, encumber or dispose of any payment or right hereunder, which payment and right is expressly declared nonassignable and nontransferable, except as otherwise specifically provided herein.

         12. Successors and Assigns. The Company and the Employee bind themselves, and their respective partners, successors, assigns, heirs and legal representatives to all of the terms and conditions of this Agreement.

         13. Assignment. This Agreement, and any or all rights hereunder, may not be assigned, in whole or in part, by the Employee. The Company may assign this Agreement, in whole or in part, and any or all of its rights hereunder.

         14.      Notices.

                  (a) Every notice or other communication required or permitted to be given under this Agreement ("Notice") shall be in writing and shall be given by registered or certified mail, postage prepaid, return receipt requested, or by delivery such Notice personally or causing such Notice to be delivered by reputable air courier or otherwise. All such Notices shall be mailed or delivered to the Parties at the following addresses:

                           If to Company:    CARACO PHARMACEUTICAL LABORATORIES,
                                             LTD.
                                             Board of Directors
                                             1150 Elijah McCoy Drive
                                             Detroit, Michigan  48202

                           If to Employee:   NARENDRA N. BORKAR
                                             27727 Gateway Blvd, Apt. G 204
                                             Farmington Hills, Michigan 48334

                           or other such addresses as the Parties may from time to time designate by written notice. Delivery under this Paragraph 14, when by mail, shall be effective as of the date upon which the return receipt is accepted or refused. A Notice personally delivered under this Section 14 shall be effective upon such delivery or, if delivery is refused, upon such refusal. A Notice delivered by reputable air courier shall be effective upon the next business day after having been sent.

         15. Entire Agreement. The foregoing provisions contain the entire agreement of the parties hereto, and no modification hereof shall be binding upon the parties unless the same is in writing and signed by the respective parties hereto.


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

         16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan.

         17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts together shall constitute one instrument.

         IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement on the date first above written.

                                            CARACO PHARMACEUTICAL LABORATORIES,
                                            LTD., a Michigan corporation



                                            By:/s/Dilip Shanghvi
                                               -------------------------------
                                                  Dilip Shanghvi
                                            Its:  Chairman of the Board

                                            EMPLOYEE:


                                            By:/s/Narendra N. Borkar
                                               -------------------------------
                                                  Narendra N. Borkar

                                   EXHIBIT "A"

1.       Job Title:        Chief  Executive  Officer  (Principal  Executive
                           Officer and  Principal  Financial  and
                           Accounting Officer)

2.       Major Goals and Responsibilities

         - Develops the basic objectives, policies and operating plans of the Corporation's business with the advice of the members of management; submits these to the Board of Directors for its approval.

         - Insures that adequate plans for the future development and growth of the Corporation's business are prepared, and participates in their preparation; periodically presents such plans for general review and approval by the Board of Directors.

         - Plans and directs all investigations and negotiations pertaining to mergers and acquisitions, joint ventures, or the sale of major assets with the advance knowledge and approval of the Board of Directors.

         - Analyzes operating results of the Corporation and its principal components relative to established objectives and insures that appropriate steps are taken to correct unsatisfactory conditions.

         - Insures the adequacy and soundness of the Corporation's financial structure, reviews projections of the Corporation's working capital requirements, negotiates and otherwise arranges for any outside financing that may be indicated, with the advice of members of the management and the advance knowledge and approval of the Board of Directors.

         - Takes such steps as may be necessary to protect and enhance the Corporation's investments in subsidiaries and affiliates.

         - Represents the Corporation as appropriate in its relationships with major customers, suppliers, competitors, commercial and investment bankers, government agencies, professional societies and similar groups.

         - Insures adequate flow of information between members of management and the Board of Directors.

4.       Reports To:       Board of Directors

5.       People Managed:   All Employees at Caraco

6.       Position within the Organizational Structure:        Top management

7.       Primary Contact:  Board of Directors
                                       Governmental Agencies
                                       Industry Representatives
                                       Banks/Financial Institutions

                                   EXHIBIT "B"


1.       Health and Life Insurance

         Health insurance with family coverage consistent with the health insurance provided other executives of the Company and life insurance in an amount of two (2) times the Employee's annualized salary.

2.       Moving Expenses

         The Company will pay Employee $45,000 in full payment for moving expenses as well as closing costs, real estate fees and temporary housing costs incurred by the Employee in connection with his relocation to the Detroit metropolitan area pursuant to this Agreement.

3.       Car Allowance

         A Company car will be provided to the Employee, the value of which shall not exceed $380.00 per month.

4.       Liability Insurance

         The Company shall provide the Employee coverage under the Company's directors and officer liability policy, a copy of which will be provided to the Employee, upon request.

5.       Disability Insurance

         The Company shall pay 25% of the premium of a disability insurance policy providing for payment of no more than 66-2/3% of the Employee's salary in the event of the Employee's disability, as defined in such insurance policy, for a disability period of no more than five years from the date of disability. The Employee shall be responsible for the remaining 75% of the premium for such disability insurance policy, and for any additional premium due to an increase in the coverage, if desired by the Employee.